EXHIBIT 99.2

KAR Auction Services, Inc.
Unaudited Pro Forma Consolidated Financial Information
On May 9, 2022, KAR Auction Services, Inc. ("KAR" or the "Company") completed the sale of its ADESA U.S. physical auction business (the "Sale"). The Sale was consummated pursuant to the Securities and Asset Purchase Agreement entered into on February 24, 2022 with Carvana Group, LLC ("Carvana") and Carvana Co. The total cash consideration paid by Carvana to the Company for the sale was $2.2 billion, subject to adjustments for cash, indebtedness, transaction expenses, net working capital and certain holdbacks (the "Purchase Price").

The Sale is considered a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma consolidated financial information in accordance with Article 11 of Regulation S-X.

The accompanying unaudited pro forma consolidated statements of income for the year ended December 31, 2021 and the three months ended March 31, 2022 give effect to the divestiture as if it had occurred on January 1, 2021. KAR's financial statements included in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Securities and Exchange Commission ("SEC") on May 4, 2022, present the ADESA U.S. physical auction business as a discontinued operation for the three months ended March 31, 2022. As the purpose of the pro forma information provided below is to illustrate KAR's results of operations without the discontinued operations of the ADESA U.S. physical auction business, the effects of the transaction, including the estimated gain on sale, disposal costs and related tax effects were excluded from the pro forma statements of income. The accompanying unaudited pro forma consolidated balance sheet gives effect to this divestiture as if had occurred on March 31, 2022, the date of the Company's most recently filed balance sheet. The unaudited pro forma financial data also gives effect to the expected repayment of the $926.2 million outstanding on the Company's Term Loan B-6 and the settlement of the interest rate swaps.

The unaudited consolidated pro forma financial information should be read in conjunction with (i) the audited consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 23, 2022, and (ii) the unaudited consolidated financial statements and accompanying condensed notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's quarterly report on Form 10-Q for the quarterly period ended March 31, 2022 filed with the SEC on May 4, 2022.

The unaudited pro forma consolidated financial information is presented based on assumptions, adjustments and currently available information described in the accompanying notes and is intended for informational purposes only. The unaudited pro forma consolidated financial information is not necessarily indicative of what the Company's results of operations or financial condition would have been had the divestiture been completed on the dates assumed. In addition, it is not necessarily indicative of the Company's future results of operations or financial condition.

KAR Auction Services, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2022
(In millions)

	As Reported	Pro Forma Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$134.2	$1,223.8	(a)	$1,358.0
Restricted cash	26.3	—		26.3
Trade receivables, net of allowances	433.3	—		433.3
Finance receivables, net of allowances	2,734.8	—		2,734.8
Other current assets	117.8	—		117.8
Current assets held-for-sale	2,058.6	(2,058.6)	(b)	—
Total current assets	5,505.0	(834.8)		4,670.2
Other assets
Goodwill	1,595.4	—		1,595.4
Customer relationships, net of accumulated amortization	153.4	—		153.4
Other intangible assets, net of accumulated amortization	236.6	—		236.6
Operating lease right-of-use assets	93.2	—		93.2
Property and equipment, net of accumulated depreciation	142.2	—		142.2
Other assets	66.6	—		66.6
Total other assets	2,287.4	—		2,287.4
Total assets	$7,792.4	$(834.8)		$6,957.6

Liabilities, Temporary Equity and Stockholders' Equity
Current liabilities
Accounts payable	$833.5	$—		$833.5
Accrued employee benefits and compensation expenses	25.2	—		25.2
Accrued interest	18.6	—		18.6
Other accrued expenses	79.0	—		79.0
Income taxes payable	3.4	210.3	(d)	213.7
Obligations collateralized by finance receivables	1,866.6	—		1,866.6
Current maturities of long-term debt	1,034.0	(926.2)	(a)	107.8
Current liabilities held-for-sale	705.3	(705.3)	(b)	—
Total current liabilities	4,565.6	(1,421.2)		3,144.4
Non-current liabilities
Long-term debt	939.8	—		939.8
Deferred income tax liabilities	60.5	(1.2)	(c)	59.3
Operating lease liabilities	86.9	—		86.9
Other liabilities	22.1	—		22.1
Total non-current liabilities	1,109.3	(1.2)		1,108.1
Commitments and contingencies
Temporary equity
Series A convertible preferred stock	601.6	—		601.6
Stockholders' equity
Common stock	1.2	—		1.2
Additional paid-in capital	914.6	—		914.6
Retained earnings	614.6	591.0	(b), (c)	1,205.6
Accumulated other comprehensive loss	(14.5)	(3.4)	(c)	(17.9)
Total stockholders’ equity	1,515.9	587.6		2,103.5
Total liabilities, temporary equity and stockholders’ equity	$7,792.4	$(834.8)		$6,957.6

See accompanying notes to unaudited pro forma consolidated financial information

KAR Auction Services, Inc.
Unaudited Pro Forma Consolidated Statement of Income
Year Ended December 31, 2021
(In millions, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues
Auction fees	$877.8	$(478.6)	(e)	$399.2
Service revenue	707.2	(165.9)	(e)	541.3
Purchased vehicle sales	377.4	(156.5)	(e)	220.9
Finance-related revenue	289.2	—		289.2
Total operating revenues	2,251.6	(801.0)		1,450.6
Operating expenses
Cost of services (exclusive of depreciation and amortization)	1,299.9	(507.4)	(e)	792.5
Selling, general and administrative	558.1	(137.4)	(e)	420.7
Depreciation and amortization	183.0	(73.1)	(e)	109.9
Total operating expenses	2,041.0	(717.9)		1,323.1
Operating profit	210.6	(83.1)		127.5
Interest expense	126.6	(32.1)	(e), (f)	94.5
Other (income) expense, net	(17.5)	5.0	(e)	(12.5)
Income from continuing operations before income taxes	101.5	(56.0)		45.5
Income taxes	35.0	(11.7)	(e), (g)	23.3
Income from continuing operations	66.5	(44.3)		22.2
Series A preferred stock dividends	(41.1)	—		(41.1)
Income from continuing operations attributable to participating securities	(5.5)	5.5	(h)	—
Income (loss) from continuing operations attributable to common stockholders	$19.9	$(38.8)		$(18.9)

Weighted average common shares - basic	123.0			123.0
Weighted average common shares - diluted	123.6			123.6

Income (loss) from continuing operations attributable to common stockholders per share:
Basic	$0.16			$(0.15)
Diluted	$0.16			$(0.15)

See accompanying notes to unaudited pro forma consolidated financial information

KAR Auction Services, Inc.
Unaudited Pro Forma Consolidated Statement of Income
Three Months Ended March 31, 2022
(In millions, except per share amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues
Auction fees	$101.4	$—		$101.4
Service revenue	137.5	—		137.5
Purchased vehicle sales	46.3	—		46.3
Finance-related revenue	84.2	—		84.2
Total operating revenues	369.4	—		369.4
Operating expenses
Cost of services (exclusive of depreciation and amortization)	210.8	—		210.8
Selling, general and administrative	118.9	—		118.9
Depreciation and amortization	26.0	—		26.0
Total operating expenses	355.7	—		355.7
Operating profit	13.7	—		13.7
Interest expense	25.6	0.9	(f)	26.5
Other (income) expense, net	1.2	—		1.2
Loss from continuing operations before income taxes	(13.1)	(0.9)		(14.0)
Income taxes	(4.7)	(0.2)	(g)	(4.9)
Loss from continuing operations	(8.4)	(0.7)		(9.1)
Series A preferred stock dividends	(10.7)	—		(10.7)
Loss from continuing operations attributable to common stockholders	$(19.1)	$(0.7)		$(19.8)

Weighted average common shares - basic	121.4			121.4
Weighted average common shares - diluted	121.4			121.4

Loss from continuing operations attributable to common stockholders per share:
Basic	$(0.16)			$(0.16)
Diluted	$(0.16)			$(0.16)

See accompanying notes to unaudited pro forma consolidated financial information

KAR Auction Services, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Information

(a)Adjustment reflects the net cash proceeds from the sale of the ADESA U.S. physical auction business as if the closing date were March 31, 2022. Gross cash proceeds of $2.2 billion were adjusted for $50.0 million in expected transaction expenses and the expected repayment of the $926.2 million outstanding on the Company's Term Loan B-6.

(b)Adjustment reflects the sale of the ADESA U.S. physical auction business and certain related assets and liabilities for $2.2 billion in cash, which were previously classified as held-for-sale. Also includes the impact of the estimated gain on sale of approximately $586.4 million based on assets and liabilities classified as held-for-sale as of March 31, 2022. As the sale did not close until May 9, 2022, assets and liabilities ultimately disposed of and the resulting gain recognized on the Sale could change.

(c)Adjustment reflects deferred gains on interest rate swaps currently in accumulated other comprehensive loss of approximately $4.6 million anticipated to be reclassified to earnings as gains are associated with future interest payments that are deemed probable not to occur.

(d)Adjustment reflects liabilities for income taxes payable generated by the transaction using a 26.4% statutory rate.

(e)Adjustments reflect the historical operating results of the ADESA U.S. physical auction business, including the related tax effects, and the impact of intercompany revenue and cost of services previously eliminated on a consolidated basis. The intercompany revenue and cost of services previously eliminated amounted to approximately $80.4 million and $17.7 million for the year ended December 31, 2021 and the three months ended March 31, 2022, respectively.

(f)Adjustment reflects changes in interest expense on Term Loan B-6 which is expected to be repaid with proceeds from the Sale. The changes in interest expense include adjustments related to interest on Term Loan B-6, amortization of debt issuance costs and debt discount on Term Loan B-6, earnings impact of the interest rate derivatives previously designated as a cash flow hedge and the change in fair value of the interest rate swaps upon discontinuance of the cash flow hedge. The changes in interest expense for each component were as follows:
(1)Decreases in interest expense on Term Loan B-6 of approximately $22.6 million and $5.6 million for the year ended December 31, 2021 and the three months ended March 31, 2022, respectively.
(2)Decreases in amortization of debt issuance costs and debt discount on Term Loan B-6 of approximately $1.8 million and $0.5 million for the year ended December 31, 2021 and the three months ended March 31, 2022, respectively.
(3)Decreases in interest expense on the swaps of approximately $6.8 million and $1.7 million for the year ended December 31, 2021 and the three months ended March 31, 2022, respectively.
(4)An increase in interest expense for the reversal of an unrealized gain due to the change in fair value of the discontinued interest rate swaps of $8.7 million for the three months ended March 31, 2022.

(g)Adjustment reflects income tax impact at statutory rate of 26.4% on interest expense changes described in (f).

(h)Adjustment to reverse amounts allocated as the participating securities do not share in undistributed losses.

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